Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Nisun International Enterprise Development Group Co., Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common shares, par value US$0.01 per share	Rule 457(c) and Rule 457(h)	988,000	(2)	$9.87	(2)	$9,751,560	0.00014760	$1,439.33
Total Offering Amounts							$9,751,560		$1,439.33
Total Fee Offsets									—
Net Fee Due									$1,439.33

(1)	Represents Class A common shares issuable upon exercise of awards granted or which may be granted under the 2022 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan.

(2)	Represents the total of 988,000 Class A common shares reserved for issuance pursuant to future award grants under the Plan. The corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on $9.87 per share, the average of the high and low prices for the Registrant’s Class A common shares as reported on the Nasdaq Capital Market on August 27, 2024.